Exhibit 10.3
AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 1st day of December, 2006, by and between ACE*COMM Corporation, a Maryland corporation (the “Company”), having an address at 704 Quince Orchard Road, Gaithersburg, Maryland 20878 and Steven R. Delmar (the “Executive”), currently residing at 8600 Lochaven Drive, Gaithersburg, MD 20882.
     WHEREAS, the Executive desires to enter into an agreement of employment with the Company in accordance with the terms and conditions set forth herein; and
     WHEREAS, the Company desires to employ the Executive as its Sr. Vice President and Chief Financial Officer in accordance with the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto, intending legally to be bound, hereby agree as follows:
1.	Term of Employment. The initial term of employment shall begin on the date set forth above (the “Effective Date”) and shall continue in effect until the first anniversary of the Effective Date (such period being the “Initial Term”). On the first anniversary of the Effective Date and on subsequent anniversaries, the term of employment shall automatically renew for successive one year periods, unless at least thirty (30) days prior to the end of such renewal date either party hereto gives written notice to the other party of its intention not to renew the term of employment. As provided below, this Agreement shall remain in effect following a Change in Control. The Executive’s employment may be terminated at any time during the Initial Term or during any renewal term solely in accordance with the terms and conditions of Section 5 hereof.

2.	Duties.
2.1	Position. The Company hereby employs the Executive in an executive capacity with the title of Sr. Vice President, Chief Financial Officer, and the Executive hereby accepts such employment and undertakes and agrees to serve in such capacity. In such capacity, the Executive shall have such powers, perform such duties and fulfill such responsibilities typically associated with such positions in other publicly held companies. The Executive shall devote substantially all of his working time and efforts to the performance of his duties hereunder. The Executive shall report directly to the Chief Executive Officer (“CEO”) of the Company and have the authority to hire and discharge any employee within his area of responsibility.

2.2	Limitation on Other Employment. During the term of his employment hereunder, the Executive will not engage in any other occupation for gain, profit or pecuniary advantage, without the consent of the CEO of the Company; provided, however, that this limitation shall not be construed as preventing him from (a) serving on the board of directors of any corporation not directly competitive with the Company (provided that the Executive has obtained the approval of the CEO prior to commencing such service), and (b) investing or trading in securities or other forms of investment, in each case so long as such activities do not materially interfere with the performance of his duties hereunder and such investments do not represent the ownership of 5% or more of the capital stock of publicly traded entities.
3.	Compensation.
3.1	Base Salary. In consideration of the services rendered hereunder, the Company shall pay the Executive during the Initial Term of this Agreement a base salary at the rate of One Hundred Ninety Thousand ($190,000) per annum or such higher rate as the CEO may in his/her discretion determine (“Base Salary”), which amount will be payable to him in bi-weekly installments (or at such intervals as other salaried employees of the Company are paid). The amount of the Executive’s Base Salary shall be reviewed annually by the CEO but shall not be reduced without written consent of the Executive.

3.2	Incentive Compensation.
(a)	The Executive will be eligible to participate in the ACE*COMM Incentive Compensation Plan (“ICP”) at a level commensurate with his position. Specific annual entitlements to bonus awards shall be predicated on the Executive’s performance and subject to the Company achieving its operating targets, consistent with the rules set forth in the ICP.

(b)	The Executive shall participate in all other Bonus, Long-Term Capital Accumulation and/or Stock-Based Programs that the Company may adopt from time to time for senior executives.
4.	Benefits.
4.1	Benefit Program. The Executive will be eligible to participate in the group insurance plans (“Insurance Plans”), retirement plans, and other benefits plans and arrangements (such retirement and other benefit plans and arrangements, together with the Insurance Plans, the “Benefit Program”) available to executives of the Company, as such plans may be or have been adopted from time to time in the Company’s discretion. Nothing in this Agreement shall affect the Company’s right to change insurance carriers and to adopt, amend, or terminate such plans and arrangements at any time. The Company will provide to the Executive the specific benefits listed on Schedule A hereto.

4.2	Employee Time Off. Employee Time Off will be provided as customary for executives when necessary and convenient for both ACE*COMM and the Executive; and no Employee Time Off will be accrued or paid out at any time.

4.3	Automobile. In accordance with Company policy as established from time to time, the Company will provide the Executive with an automobile of a type mutually agreed upon and the Company will pay, or reimburse him for, all business related operating expenses of such automobile (including, without limitation, insurance, service, repairs, gasoline and oil).
4.4	Expense Reimbursement. In accordance with the policies and procedures which may be adopted from time to time by the Company and upon presentation by the Executive of sufficient documentation and substantiation of such expenses, the Company will reimburse the Executive for his ordinary and customary business expenses incurred in the performance of his duties hereunder.
5.	Termination.
5.1	Termination by the Company for Cause.
(a)	Definition. The Company may terminate the Executive’s employment hereunder for “Cause” which shall be limited to:
(i)	Neglect or dereliction in the performance of the Executive’s duties or other similar misconduct by him and the failure to cure such situation within ten (10) days after receipt of a notice thereof from the Board of Directors,

(ii)	The Executive’s engaging in conduct which has caused material injury to the Company, monetary or otherwise, as determined by the Board of Directors,

(iii)	The Executive’s engaging in conduct constituting a breach of fiduciary duty to the Company, or the Executive’s commission of an act of dishonesty, disloyalty, or fraud with respect to the Company,

(iv)	The Executive’s breach of this Agreement,

(v)	The Executive’s material violation of the code of conduct adopted by the Board of Directors or any other written Company policy of similar significance, or

(vi)	The Executive’s conviction of, or plea of guilty or nolo contendere to, any felony or any crime which involves the property of the Company or dishonesty, disloyalty, or fraud with respect to the Company.
(b)	Compensation upon Termination for Cause. Upon the termination of the Executive’s employment for Cause, the Company shall pay the Executive his Base Salary and prorated target incentive compensation, if any, and shall permit his continued participation in the Benefit Program through the effective date of such termination.
5.2	Termination for Disability or Death.

(a)	Disability. The Company may terminate the Executive’s employment hereunder in the event of the Executive’s permanent disability. For the purposes of this Agreement, permanent disability shall mean the Executive’s inability, whether mental or physical, to perform the regular duties of his employment on a full-time continuous basis for six (6) consecutive months (the “Disability Period”). If a policy of disability insurance maintained by the Company is in effect insuring the Executive, then in no event shall Executive be deemed to be disabled until he is determined to be entitled to receive disability income payments pursuant to such disability policy. During the Disability Period the Company shall (i) pay the Executive his full Base Salary then in effect, as well as any ICP benefit to which he would otherwise be entitled, reduced by any amounts which he actually received under any disability plan maintained by the Company during the Disability Period, and (ii) shall continue his participation in the Benefit Program subject to the terms and conditions of the plans and arrangements. The Company shall notify the Executive in writing of its determination that he has a permanent disability. If the Executive disputes the Company’s determination that he has a permanent disability, then the question shall be decided by a panel of three physicians, one to be designated by the Company, one by the Executive and one by the first two so designated. The determination of the panel shall be final and binding upon the parties with costs of the panel to be paid by the Company.

(b)	Death. The Executive’s employment hereunder will terminate upon the Executive’s death without any further notice or action required by the Company.

(c)	Compensation Upon Termination For Disability or Death.
(i)	If the Company terminates the Executive’s employment due to permanent disability, pursuant to Subsection 5.2(a) herein, the Company shall pay the Executive his monthly Base Salary then in effect for one (1) year after his termination, reduced by any amounts which he actually receives under any disability plan maintained by the Company and shall pay the Executive when due, a pro-rata portion of the bonus determined pursuant to (iii) below corresponding to the period of his active employment during the termination year.

(ii)	If the Executive’s employment is terminated due to his death, pursuant to Subsection 5.2(b) herein, the Company shall pay the Executive’s estate or designated beneficiary (A) the Executive’s Base Salary and any other amounts due or earned through the date of death, (B) until the end of the fiscal year in which the date of death occurred, or, if greater, for three months following the date of death, the Executive’s Base Salary as in effect (offset by any proceeds paid to the Executive from any Company-maintained life insurance policy), and (C) a pro-rata portion of the bonus determined pursuant to (iii) below corresponding to the period of his employment during the termination year.
(iii)	For purposes of determining the bonus payable in the year of termination, the Company shall pay a bonus equal to the amount of the current year’s target bonus which could have been paid to Executive for the year of termination, pro-rated for the period of his employment during the termination year.
(d)	Insurance Plans upon Termination for Death or Disability.
(i)	If the Company terminates the Executive’s employment due to his permanent disability, pursuant to Subsection 5.2(a) herein, the Company shall continue to provide him and his dependents coverage under the Insurance Plans, at his option, for the longer of one year or the period required by applicable law. The Company shall provide such coverage at its expense (except with respect to those costs for which the Executive was responsible prior to the termination of employment).

(ii)	If the Executive’s employment is terminated due to his death, pursuant to Subsection 5.2(b) herein, the Company shall continue to provide the Executive’s dependents medical insurance coverage, at their option, for the longer of one (1) year after his death or the period required by applicable law. The Company shall provide such coverage at its expense (except for those costs for which the Executive was responsible prior to his death).

(iii)	In the event the continued coverage contemplated by Subsections 5.2(d)(i) and (ii) is not permitted by the Insurance Plans, then the Company for the period specified above will instead pay the Executive or the Executive’s dependents (in the event of the Executive’s death) the monetary value of the premium(s) that it would have paid on the Executive’s behalf if such continued coverage were permitted.
5.3	Termination By The Executive.
(a)	Good Reason. The Executive may terminate his employment hereunder for “Good Reason,” which shall be limited to: (i) the failure by the Company (or its stockholders as the case may be) to elect or reelect or to appoint or reappoint the Executive to the offices of Sr. Vice President, Chief Financial Officer (ii) the occurrence, without the written consent of the Executive, of an event constituting a material breach of this Agreement by the Company, or (iii) a Change in Control (as defined in Section 5.3(c)

herein) and any one of the following events occurring within one (1) year after such Change in Control:
(A)	the assignment to the Executive of any material duties inconsistent with the Executive’s then status as an executive officer of the Company or a substantial adverse alteration in the nature of the Executive’s responsibilities from those in effect immediately prior to the Change in Control;

(B)	a reduction by the Company in the Executive’s Base Salary as in effect immediately prior to the Change in Control;

(C)	a reduction in the aggregate percentage upon which the Executive’s Incentive Compensation is determined unless equivalent reductions are made generally for other executives of the Company;

(D)	the relocation of Executive’s principal place of employment, without his consent, to a location more than twenty (20) miles from the place of such employment immediately prior to the Change in Control;

(E)	The failure by the Company to provide the Executive with benefits substantially similar to those enjoyed by the Executive under the Benefit Program immediately prior to the Change in Control, any action by the Company which materially reduces the Benefit Program (other than general reductions that are applicable to other executives too), or the failure by the Company to provide the Executive with paid Employee Time Off as provided to Executive immediately prior to Change in Control;

(F)	The failure of a successor to the Company to expressly assume and agree to perform this Agreement pursuant to Section 5.5 herein.
The Executive understands and agrees that none of the foregoing events shall constitute Good Reason unless and until the Executive provides written notice to the Company identifying the asserted grounds for Good Reason and such notice is provided to the Company within ninety (90) days of such event. The Executive further understands and agrees that the events described above shall not constitute Good Reason unless and until the Company fails to cure such asserted grounds for Good Reason within twenty (20) days of its receipt of such notice from the Executive.
(b)	Compensation and Benefits upon Termination By The Executive.
(i)	In the event of a termination of this Agreement by the Executive without Good Reason, the Company shall pay him his Base Salary and the prorated portion of the target bonus, if any, determined pursuant to Section 5.2(c)(iii) and shall permit his continued participation in the Benefit Program through the effective date of such termination.
(ii)	If the Executive terminates his employment hereunder for Good Reason, (A) if there has not occurred a Change in Control, the Company shall also pay him a severance payment equal to twelve (12) months of his Base Salary then in effect (paid as salary continuation for the twelve months following the notice of termination), plus the pro-rata portion of the target bonus determined pursuant to Section 5.2(c)(iii); (B) if there has occurred a Change in Control, the Company shall pay him a severance payment in a lump sum equal to the sum of the target bonus plus 200% of his annual Base Salary then in effect, and (C) in either case, the Executive’s employment shall be deemed to continue for the balance of the term identified in Section 1 above for purposes of determining his participation in the Company’s medical and dental insurance plans; provided, however, that if such participation by him after termination of employment is not permitted under such plans, the Company will instead pay the Executive the monetary value of the premium(s) that it would have paid on the Executive’s behalf if such continued coverage were permitted. The Company will pay the total costs of the Executive’s participation in such plans or the equivalent thereof. If during the period the Executive would have full use of the Company-supplied automobile, the Company will instead pay the Executive the monetary value of the car lease payments that it would have paid to obtain the use of such automobile. The Executive also will be provided out-placement assistance utilizing a consultation service designated and paid for by the Company. Furthermore, all stock options granted to Executive shall immediately vest and be exercisable for a period of 12 months following termination.
(c)	Definition of Change in Control. A “Change in Control” shall mean the occurrence of an event set forth in any one of the following paragraphs:
(i)	any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 20% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below and excluding a transaction whereby a person becomes the Beneficial Owner of 20% or more of the combined voting power of the Company’s then outstanding securities, but such transaction does not transfer the power to control the management or the policies of the Company; or
(ii)	the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)	there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 20% ore more of the combined voting power of the Company’s then outstanding securities; or

(iv)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

For purposes of this Section 5.3(c), the following definitions shall apply: “Person” shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Act”), as modified and used in Section 13(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company. “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Act. “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Act.
5.4	Termination by the Company other than for Cause.
(a)	Compensation Upon Termination by the Company other than for Cause. If the Company terminates the Executive’s employment hereunder without “Cause,” the Company shall pay the Executive a severance payment equal to twelve (12) months of his Base Salary then in effect (paid as salary continuation for the twelve months following the notice of termination), plus the pro-rata portion of the target bonus determined pursuant to Section 5.2(c)(iii).

(b)	Benefits Upon Termination by the Company other than for Cause. If the Company terminates the Executive’s employment hereunder without “Cause,” the Executive’s employment shall be deemed to continue for the balance of the term identified in Section 1 above for purposes of determining his participation in the Company’s medical and dental insurance plans; provided, however, that if such participation by him after termination of employment is not permitted under such plans, the Company will pay for equivalent coverage. The Company will pay the total costs of the Executive’s participation in such plans or the equivalent thereof. If during this period the Executive would have full use of the Company-supplied automobile, the Company will instead pay the Executive the monetary value of the car lease payments that it would have paid to obtain the use of such automobile. The Executive also will be provided with out-placement assistance utilizing a consultation service designated and paid for by the Company. Furthermore, all stock options granted to Executive shall immediately vest and be exercisable for a period of 12 months following termination.
5.5	Successor. The Company, or any entity which controls the Company, shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business assets of the Company by written agreement expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had occurred. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to all or substantially all of its business or assets which becomes bound by all of the terms and conditions of this Agreement.
5.6	Requirement of a General Release. The Executive agrees that, as a condition to receiving the compensation and benefits described in Sections 5.3(b), 5.4(a), or 5.4(b), the Executive will first execute a general release of claims in a form acceptable to the Employer. The compensation and benefits shall begin within ten (10) business days following the later of the Company’s receipt of the general release of claims or the expiration of the revocation period (to the extent that there is a revocation period) without the general release of claims being revoked by the Executive.
6.	Restrictions.
6.1	Confidential Information. The Executive agrees that during and after the period of his employment he will not, without authorization from the Company, divulge, disclose or otherwise communicate to any person or company any confidential or proprietary information pertaining to the Company’s business, functions or operations, products, services, plans strategies, financial performance, customers, employees, or contracts (collectively, “Confidential Information”), except in connection with the discharge of his duties hereunder, or pursuant to the order of a court of competent jurisdiction. The Executive and the Company agree that the term “Confidential Information” shall have the broadest possible meaning permitted by law and shall include any and all information described in the Company’s standard confidentiality agreement with employees. The Executive further agrees that, upon termination of his employment with the Company for any reason, he will promptly return to the Company all books and records of or pertaining to the Company’s business, and all other property belonging to the Company which is in his custody or possession.

6.2	Non-Compete. During his employment by the Company and for twelve (12) months thereafter regardless of how his employment ends, subject to Section 2.2 above, the Executive shall not anywhere in the United States or in any other country in which the Company markets or sells its products or services: (i) solicit or encourage any client or customer of the Company to terminate, reduce or alter in a manner adverse to the Company any existing business arrangements with it; (ii) provide services to any entity as an employee, consultant, contractor, partner, director, officer, agent, or contractor if the entity competes with the Company by engaging in the Business and the services to be provided by the Executive are substantially similar to or otherwise competitive with those previously provided by the Executive to the Company; or (iii) own an interest in any entity that competes with the Company by engaging in the Business, provided, however, that the Executive may own, as a passive investor, securities of any such entity that has outstanding publicly traded securities so long as the Executive’s direct holdings in any such entity shall not in the aggregate constitute more than 5% of the voting power of such entity. For the purposes of Section 6.2, the “Business” shall mean the matters described in the Company’s Annual Report on Form 10-K filed immediately prior to the end of the Executive’s employment, and the entities that “compete with the Company” shall include without limitation those companies listed as competing with the Company in the Company’s Annual Report on Form 10-K filed immediately prior to the end of the Executive’s employment. Without the prior written approval of the CEO, the Executive further agrees that during the twelve (12) month period following the termination of his employment for any reason, he will not solicit for employment any employee of the Company or any person who was employed by the Company within three (3) months of such solicitation. It is further agreed and understood that the Executive shall not engage in any conduct or communication which shall disparage the Company or interfere with its current or prospective business relationships.
6.3	Cause of Action. The parties hereby declare that the rights of the Company are of a unique nature, the loss of which may cause irreparable harm, and it may be impossible to measure in money the damages which will accrue to the Company by reason of the loss of such rights or a failure by the Executive to perform or adhere to any of the obligations under Sections 6.1 or 6.2 hereof. The Executive expressly acknowledges that remedies at law alone will be inadequate to compensate the Company for any breach or violation of any of the provisions of Sections 6.1 or 6.2 hereof, and that the Company, in addition to all other remedies hereunder or thereunder, shall be entitled, as a matter of right, to seek injunctive relief, including specific performance, with respect to any such breach of violation, in any court of competent jurisdiction.

6.4	Modification/Severability. If any of the restrictions contained in Section 6 are determined by any court of competent jurisdiction or other adjudicator to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, then the Executive and the Company agree that the court or adjudicator shall interpret and modify such restriction(s) to be effective for the maximum period of time for which it/they may be enforceable and over the maximum geographical area as to which it/they may be enforceable and to the maximum extent in all other respects as to which it/they may be enforceable. The Executive and the Company further agree that such modified restriction(s) shall be enforced by the court or adjudicator. In the event that modification is not possible, then the Executive and the Company agree that, because each of the Executive’s obligations in Section 6 is a separate and independent covenant, any unenforceable obligation shall be severed and all remaining obligations shall be enforced.
7.	Legal Matters.
7.1	Resolutions of Conflict. Other than for any claims or causes of action which, in whole or in part, assert any violation by the Executive of Section 6, any and all disputes, claims and controversies between the parties hereto concerning the validity, interpretation, performance, termination or breach of this Agreement, which cannot be resolved by the parties within ninety (90) days after such dispute, claim or controversy arises shall, at the option of either party, be referred to and finally settled by arbitration. Such arbitration shall be initiated by the initiating party giving notice (the “Arbitration Notice”) to the other party (the “Respondent”) that it intends to submit such dispute, claim or controversy to arbitration. Each party shall, within thirty (30) days of the date of the Arbitration Notice is received by the Respondent, designate a person who is approved as an American Arbitration Association arbitrator to act as an arbitrator, if either party fails to designate a person to Act as an arbitrator within the time specified herein the arbitration shall be conducted by the sole designated arbitrator. The two arbitrators appointed by the parties shall, within thirty (30) days after their designation appoint a third arbitrator who shall act as presiding arbitrator (the “Presiding Arbitrator”). If the two arbitrators designated by the parties are unable to appoint a Presiding Arbitrator, the Presiding Arbitrator shall be appointed according to the rules of the American Arbitration Association as in effect on the date the notice of submission to arbitration is given (the “Rules”).
Such arbitration shall be held in the Gaithersburg, Maryland area in accordance with the Rules except as otherwise expressly provided herein. The arbitrators shall, by majority vote, render a written decision stating reasons therefore in reasonable detail within three (3) months after the appointment of all the arbitrators. Each party shall bear its own costs and attorneys fees. All other costs and expenses of arbitration shall be apportioned between the parties by the arbitrators. The award of the arbitrators shall be final and binding, and judgment thereon may be rendered by any court having jurisdiction thereof, or application may be made to such court for the judicial acceptance of the award and an order of enforcement as the case may be.
7.2	Notices. All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, by registered or certified mail, addressed to either party at the address first written above (or to such other address as either party shall designate by notice in writing to the other party in accordance herewith).
8.	Miscellaneous.
8.1	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland applicable to agreements made and to be performed within Maryland, without regard to the principles of conflict of laws.

8.2	Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.3	Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and from and after the date hereof supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof provided, however, that the benefits conferred under this Agreement are in addition to, and not in lieu of, any and all benefits conferred under plans and arrangements currently in effect for the Executive.
8.4	Assignment. This Agreement is binding upon and shall inure to the benefits of the Executive and his estate, but the Executive’s rights and obligations hereunder may not be assigned or pledged by him.

8.5	Modification. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by written instrument executed by both of the parties hereto or in the case of a waiver, by the party waiving compliance.

8.6	Section 162(m). In the event compensation payable to the Executive hereunder in any single tax year would result in the non-deductibility of a portion of such compensation by the Company solely by reason of Section 162(m) of the Internal Revenue Code of 1986, as amended, then, and in such event, the Company shall be permitted to defer payment of such non-deductible amount to the Executive to be paid to him on the first day of the succeeding tax year of the Company.
IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement with legal and binding effect as of the day and year first above written.

ACE*COMM CORPORATION
/s/ George T. Jimenez
By:	George T. Jimenez, Chairman and CEO

THE EXECUTIVE
/s/ Steven R. Delmar
Steven R. Delmar

SCHEDULE A

Group Plans	Benefit

ACE*COMM Group Medical Plan ACE*COMM Group Life Insurance Plan ACE*COMM Group Short-Term Disability Plan	Varies Two times annual salary 70% of weekly earnings after 14 Days, continuing up to 11 weeks. Maximum weekly benefit is $1,000, with reduction in benefit depending on age at time of disability.

ACE*COMM Group Long-Term Disability Plan	60% of monthly earnings after 90 days. Maximum monthly benefit is $10,000, with reduction in benefit depending on age at time of disability. Benefit is reduced at retirement age.

Executive Plans/Benefits

Incentive Compensation Plan Amended and Restated Omnibus Stock Plan